As filed with the Securities and Exchange Commission on December 11, 2009
Registration No. 333-137168

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Avocent Corporation
(Exact name of registrant as specified in its charter)

Delaware	91-2032368
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
4991 Corporate Drive
Huntsville, Alabama 35805
(Address, including zip code, of principal executive offices)

2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs,
General Counsel and Secretary
Avocent Corporation
4991 Corporate Drive
Huntsville, Alabama 35805
(256) 430-4000
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
John Shively
Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, Missouri 63136
(314) 553-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☑	Large accelerated filer
☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☐	Smaller reporting company

DEREGISTRATION OF SHARES
     This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-137168) previously filed by Avocent Corporation (“Avocent”) on September 7, 2006 with the Securities and Exchange Commission (the “Registration Statement”), pertaining to the registration of shares (the “Shares”) of Avocent common stock, par value $0.001 per share (the “Common Stock”).
     Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 5, 2009 among Emerson Electric Co. (“Emerson”), Globe Acquisition Corporation (“Globe”), a wholly owned subsidiary of Emerson, and Avocent, on October 15, 2009, Globe commenced a tender offer for all of the outstanding shares of Common Stock. The tender offer was consummated on December 11, 2009. Pursuant to the Merger Agreement, Globe will be merged with and into Avocent as soon as practicable after the consummation of the tender offer.
     Accordingly, Avocent has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Avocent in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Avocent hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 11th day of December, 2009.

AVOCENT CORPORATION
By:	/s/ Samuel F. Saracino
Samuel F. Saracino
Executive Vice President of Legal and Corporate Affairs, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Borman Michael J. Borman	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2009
/s/ Edward H. Blankenship Edward H. Blankenship	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2009
/s/ Robert P. Kerley Robert P. Kerley	Vice President and Corporate Controller (Controller)	December 11, 2009
* Harold D. Copperman	Director	December 11, 2009
* Francis A. Dramis	Director	December 11, 2009
* Edwin L. Harper	Chairman of the Board	December 11, 2009
* William H. McAleer	Director	December 11, 2009
* David P. Vieau	Director	December 11, 2009
* Doyle C. Weeks	Director	December 11, 2009

*	By:	/s/ Samuel F. Saracino Samuel F. Saracino Attorney-in-Fact